Exhibit 99.1

NYSE: WPZ
Date: Aug. 25, 2005
Williams Partners L.P. Elects Independent Board Member
     TULSA, Okla. – Bill Z. Parker has been elected as an independent board member of the board of directors for the general partner of Williams Partners L.P. (NYSE:WPZ). He is the initial member of the board’s audit and compensation committees.
     Parker, 58, is a retired executive vice president of Phillips Petroleum Company. He led the majority of Phillips’ worldwide upstream operations from April 2000 to November 2002 and the worldwide downstream operations from September 1999 to April 2000.
     Parker also has served as a director for Latigo Petroleum, Inc., since January 2003. Latigo is a privately-held independent oil and gas production company that primarily operates in the Texas Panhandle and the Permian Basin. Parker has a bachelor’s degree in petroleum engineering from the University of Oklahoma.
     The Williams Companies, Inc. (NYSE:WMB) and certain of its affiliates own approximately 60 percent of Williams Partners L.P., including common units, subordinated units and its general partner interest.
     In addition to Parker, the board of directors for the general partner consists of inside directors Steven J. Malcolm, 56, Donald R. Chappel, 53, Phillip D. Wright, 50, and Alan S. Armstrong, 43, who are all affiliated with Williams (NYSE:WMB). The board plans to add two more independent directors in the near future.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Karl Meyer
Williams (investor relations)
(918) 573-4395
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This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from t hose implied or expressed by the forward-looking statements.